OMB APPROVAL



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                 SEC FILE NUMBER
                                     1-4676

                           NOTIFICATION OF LATE FILING

(CHECK ONE):    |_| Form 10-K     |_| Form 20-F    |_| Form 11-K   [X] Form 10-Q
CUSIP NUMBER
                |_|  Form N-SAR

       For        Period   Ended:    _September 30, 2000_______

                  Transition Report on Form 10-K [ ]
                  Transition Report on Form 20-F [ ]
                  Transition Report on Form 11-K [ ]
                  Transition Report on Form 10-Q [ ]
                  Transition Report on Form N-SAR

       For the Transition Period Ended: _______________________________________


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

CROWN JEWEL RESOURCES CORP.
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Full Name of Registrant


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Former Name if Applicable

805 Third Avenue
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Address of Principal Executive Officer (Street and Number)

New York, New York 10022
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City, State and Zip Code

                        PART II - RULES 12b-25(b) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25)b), the following should be completed. (Check box if appropriate)

     X (a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     X (b) The subject annual report, semi-annual report, transition report on From 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c)The accountant's statement or other exhibit required by Rule 12-b-25(C) has been attached if applicable.

                              PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

     The Registrant was unable to file Form 10-QSB for the quarter ended September 30, 2000 (the "Report") without unreasonable effort or expense due to the related delays in gathering information for inclusion in the Report associated therewith.

                          PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

      _______Marc A. Palazzo _______    _(212)__           _593-3100____
                   (Name)                (Area Code)     (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (of for such shorter) period that the registrant was required to file such reports)
          been filed? If answer is no, identify report(s).         [X]Yes |_| No

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     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
          report or portion thereof?                               |_| Yes [X]No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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              ______________CROWN JEWEL RESOURCES CORP. ___________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date _____11/14/00______________   By \S\ Marc A. Palazzo
                                   ----------------------
                                   Name: Marc A. Palazzo
                                   Title:President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.